                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                 THE CHILDREN'S PLACE RETAIL STORES, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                                                                    May 14, 2003

Dear Stockholder:

On behalf of the Board of Directors of The Children's Place Retail
Stores, Inc., it is my pleasure to invite you to attend the Company's 2003 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, June 17, 2003, at ten o'clock in the morning, local time.

The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

                                                      Sincerely yours,

                                                      /s/ Ezra Dabah

                                                      Ezra Dabah
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 2003
                            ------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, June 17, 2003, at 10:00 a.m. for the following purposes:

    1. To elect two Class III Directors to serve for a three year term and until any such director's successor is duly elected and qualified;

    2. To ratify the selection of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending January 31, 2004; and

    3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on April 29, 2003, shall be entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors,

                                          /s/ Steven Balasiano

                                          Steven Balasiano
                                          Secretary

Secaucus, New Jersey
May 14, 2003

IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 2003

                             ---------------------

The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on June 17, 2003, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on April 29, 2003, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

The Annual Report to Stockholders for the fiscal year ended February 1, 2003, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended February 1, 2003, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: Investor Relations.

If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominees proposed by the Board of Directors, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2004, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 29, 2003, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and

(ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On April 29, 2003, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 26,603,030 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominees proposed by the Board of Directors, and in favor of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2004.

It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTORS

The Company's Certificate of Incorporation and By-laws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class I, Class II and Class III Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 2004, 2005 and 2003, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominees for Class III Directors are set forth below.

Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for directors listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominees are unable or will decline to serve as directors. The nominees listed below are already serving as directors of the Company.

The election to the Board of Directors of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TWO (2) NOMINEES FOR DIRECTOR.

DIRECTORS

The following table sets forth certain information with respect to the directors of the Company:

                                                                                                      CLASS OF
NAME                                                AGE                     POSITION                  DIRECTOR
----                                                ---                     --------                  --------
Ezra Dabah......................................     49      Chairman of the Board of Directors and    II
                                                             Chief Executive Officer
Malcolm Elvey...................................     61      Director                                  III
Sally Frame Kasaks..............................     58      Director                                  III
John F. Megrue..................................     44      Director                                  II
David J. Oddi...................................     33      Director                                   I
Stanley Silverstein.............................     78      Director                                   I

NOMINEES FOR ELECTION IN CLASS III

MALCOLM ELVEY was appointed to the Board of Directors in December 2002. Since 1999, Mr. Elvey has been the Managing Partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies. Previously, he founded Esquire Communications, Ltd. in 1988, serving as its Chairman and Chief Executive Officer until 2000. Mr. Elvey also serves on the Board of Directors of Algol S.p.A., a publicly-traded company based in Milan, Italy. Mr. Elvey qualified as a Chartered Accountant from the University of Witwatersrand and earned an M.B.A. from the University of Cape Town.

SALLY FRAME KASAKS has been a Director of the Company since May 2000. Since 1997, Ms. Kasaks has served as a business consultant to a number of retailers through ISTA Incorporated. Previously, she held the following executive positions at major specialty retailers: Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., from February 1992 to August 1996; President and Chief Executive Officer of Abercrombie & Fitch, a division of The Limited, Inc., from February 1989 to February 1992; and Chairman and Chief Executive Officer of The Talbots, Inc., a division of General Mills Co., from November 1985 to
September 1988. Ms. Kasaks also sits on the Boards of Directors of the following retailers: Pacific Sunwear of California, Inc.; The White House, Inc.; Tuesday Morning, Inc.; Cortefeil, S.A.; and Coach, Inc.

CONTINUING DIRECTORS

EZRA DABAH has been Chairman of the Board of Directors since 1989 and Chief Executive Officer of the Company since 1991. Mr. Dabah has 30 years of apparel merchandising and buying experience. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

JOHN F. MEGRUE has been a Director of the Company since July 1996. Since 1992, Mr. Megrue has been a partner of Saunders Karp & Megrue Partners, L.L.C. (or its predecessor), which serves as the general partner of SKM Partners, L.P., which serves as general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively the "SK Funds") and Saunders, Karp & Megrue, L.P. ("SKM"). From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting
Goods, Inc.

DAVID J. ODDI has been a Director of the Company since April 1997. Mr. Oddi joined SKM as an Associate in 1994 and is currently a partner of Saunders
Karp & Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SK Funds and SKM. Prior to joining SKM, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Oddi also serves on the Board of Directors of Charlotte Russe Holding Inc.

STANLEY SILVERSTEIN has been a Director of the Company since July 1996.
Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Design and Trend Development, and Ezra Dabah's father-in-law.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: the Compensation Committee, the Stock Option Committee and the Audit Committee. Messrs. Dabah, Elvey and Megrue and Ms. Kasaks serve on the Compensation Committee (except that Mr. Dabah does not participate in the approval of his own compensation). The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan and Management Incentive Plan. Messrs. Silverstein and Megrue serve on the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans. Messrs. Elvey and Oddi and Ms. Kasaks serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors; reviewing the audit plan, the independence of the Company's independent auditors, the adequacy of internal procedures and controls, the audit report and the management letter; and performing such other duties as the Board of Directors may from time to time prescribe.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended February 1, 2003, there were four meetings of the Board of Directors and eight meetings of the Audit Committee. The Compensation Committee and the Stock Option Committee did not have any meetings apart from the meetings of the Board of Directors which all members of the Compensation Committee and the Stock Option Committee attended. Stock option grants during fiscal 2002 were approved by the Board of Directors. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

COMPENSATION OF DIRECTORS

The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors attended, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

Information concerning compensation paid to executive officers of the Company is set forth under "Executive Compensation" below. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee is governed by a written charter adopted and approved by the Board of Directors, a copy of which is attached as Exhibit "A" to this Proxy Statement. The Board has determined that each of the members of the Audit Committee qualifies as an "independent" director under the applicable listing standards of the Nasdaq Stock Market.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The independent auditors have full access to the Audit Committee and meet with the Audit Committee, with and, on a routine basis, without management being present, to discuss appropriate matters.

Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditors' independence, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended February 1, 2003, be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                        Submitted by the Audit Committee

                                        Malcolm Elvey  Sally Frame Kasaks  David
                                        J. Oddi

May 7, 2003

INFORMATION REGARDING CHANGE OF AUDITORS

On July 15, 2002, the Company made a determination not to engage Arthur Andersen LLP as its independent public accountants and appointed Deloitte & Touche LLP as its new independent accountants, effective immediately. These actions were approved by the Audit Committee of the Company's Board of Directors.

During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through July 15, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of such disagreement in its reports on the Company's consolidated financial statements for such years, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company for the fiscal years ended February 2, 2002 and February 3, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through July 15, 2002, the Company did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's consolidated financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

FEES PAID TO ACCOUNTANTS FOR SERVICES RENDERED DURING THE LAST FISCAL YEAR

AUDIT FEES

The total amount of fees billed by the Company's independent auditors for professional audit services for the fiscal year ended February 1, 2003, was approximately $220,000, which included approximately $210,000 by Deloitte & Touche LLP and $10,000 by Arthur Andersen LLP. Such services included services performed for the audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K and reviews of interim financial information included in the Company's Quarterly Reports on Form 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There were no services rendered by Deloitte & Touche LLP or Arthur Andersen LLP relating to financial information systems design and implementation for the fiscal year ended February 1, 2003.

ALL OTHER FEES

The total amount of all other fees billed by the Company's independent auditors for services rendered for the fiscal year ended February 1, 2003, was approximately $357,000, which included approximately $222,000 by Deloitte & Touche LLP and $135,000 by Arthur Andersen LLP. Such other fees included fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements but were not reported above as audit fees, as well as consultation relating to tax compliance, tax advice and tax planning. The Audit Committee has considered whether the provision of the services covered under this category "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP and has concluded that it is.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at April 15, 2003, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company, (iii) each of the Company's five most highly compensated executive officers in fiscal 2002 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after April 15, 2003, have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED       OF CLASS
------------------------------------                          ------------   --------
The SK Equity Fund, L.P. (1)(2).............................    6,704,053      25.2%
SK Investment Fund, L.P. (1)(2).............................    6,704,053      25.2%
John F. Megrue (1)(2)(3)....................................    6,721,053      25.3%
Allan W. Karp (1)(2)(4).....................................    6,707,653      25.2%
Thomas A. Saunders III (1)(2)...............................    6,704,053      25.2%
David J. Oddi (1)(5)........................................        5,500         *
Ezra Dabah (6)(7)...........................................    6,119,070      22.9%
Stanley Silverstein (6)(8)..................................    4,076,880      15.3%
Sally Frame Kasaks (6)(9)...................................       10,000         *
Malcolm Elvey (6)(10).......................................          200         *
Mario A. Ciampi (6)(11).....................................      121,440         *
Nina L. Miner (6)(12).......................................      193,300         *
Mark L. Rose (6)(13)........................................      114,600         *
Susan Schiller (6)(14)......................................       91,200         *
All Directors and Executive Officers as a Group 15 persons
  (15)......................................................   14,333,071      52.9%
FMR Corp. (16)..............................................    2,955,448      11.1%

------------------------

   * Less than 1%

 (1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

 (2) Includes (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and
     (ii) 95,785 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue and Saunders are partners of Saunders Karp & Megrue Partners, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

 (3) Includes 17,000 shares purchased by Mr. Megrue.

 (4) Includes 2,000 shares purchased by Mr. Karp and 1,600 shares bought for the benefit of Mr. Karp's children and as to which Mr. Karp disclaims beneficial ownership.

 (5) Includes 5,500 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a partner of Saunders Karp & Megrue Partners, L.L.C., which is the general partner of SKM Partners L.P., which serves as the general partner of the SKM Funds and SKM and has a limited partnership interest in SK Investment Fund, L.P. Accordingly, Mr. Oddi may be deemed to have beneficial ownership of the shares held by the SK Funds. Mr. Oddi disclaims beneficial ownership of such shares.

 (6) The address of this person is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

 (7) Includes (i) 3,424,960 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares Mr. Dabah disclaims beneficial ownership, (ii) 2,556,850 shares held by Mr. Dabah, (iii) 37,600 shares held by Mr. Dabah's wife, as to which Mr. Dabah disclaims beneficial ownership, (iv) 99,660 shares subject to options exercisable within 60 days after April 15, 2003. Does not include
     (i) 501,000 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 7,000 shares held in Mr. Silverstein's profit sharing account, (iii) 156,000 shares beneficially owned by Raine Silverstein, Mr. Dabah's mother-in-law, (iv) 24,520 shares owned by Ms. Miner,
     Mr. Dabah's sister-in-law, (v) 112,500 shares held in trust for Ms. Miner,
     (vi) 4,000 shares held by Ms. Miner's husband, and (vii) 52,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003.

 (8) Includes (i) 3,412,880 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership,
     (ii) 501,000 shares held by Mr. Silverstein, (iii) 7,000 shares held in Mr. Silverstein's profit sharing account and (iv) 156,000 shares held by Mr. Silverstein's wife, as to which Mr. Silverstein disclaims beneficial ownership. Does not include (i) 2,556,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, (ii) 37,600 shares beneficially owned by Mrs. Dabah, Mr. Silverstein's daughter, (iii) 99,660 shares issuable to Mr. Dabah upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003, (iv) 24,520 shares owned by Ms. Miner,
     Mr. Silverstein's daughter, (v) 112,500 shares held in trust for Ms. Miner, (vi) 4,000 shares held by Ms. Miner's husband, and (vii) 52,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003.

 (9) Includes 10,000 shares issuable to Ms. Kasaks upon execution of outstanding stock options exercisable within 60 days of April 15, 2003. Does not include 5,000 shares subject to options not yet vested.

 (10) Includes 200 shares purchased by Mr. Elvey. Does not include 15,000 shares subject to options not yet vested.

 (11) Includes (i) 67,400 shares held by Mr. Ciampi, (ii) 400 shares held as custodian for Mr. Ciampi's daughter, as to which Mr. Ciampi disclaims beneficial ownership, and (iii) 53,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003. Does not include 71,400 shares subject to options not yet vested.

 (12) Includes (i) 24,520 shares held by Ms. Miner, (ii) 112,500 shares held in trust for Ms. Miner, (iii) 4,000 shares held by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership and (iv) 52,280 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003. Does not include 37,600 shares subject to options not yet vested.

 (13) Includes (i) 30,000 shares held by Mr. Rose, (ii) 84,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 15, 2003. Does not include 40,800 shares subject to options not yet vested.

 (14) Includes (i) 39,600 shares held by Ms. Schiller (ii) 51,600 options exercisable within 60 days of April 15, 2003. Does not include 42,400 shares subject to options not yet vested.

 (15) Reflects shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2003.

 (16) The address of this person is 82 Devonshire Street, Boston, MA 02109. According to a Statement on Schedule 13G filed with the Commission on February 13, 2003, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 2,955,448 shares as a result of acting as investment advisor to various investment companies, (ii) Edward C. Johnson 3d reported beneficial ownership of such 2,955,448 shares, and
      (iii) Abigail P. Johnson reported beneficial ownership of such 2,955,448 shares. Members of the Edward C. Johnson 3d family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

As of April 15, 2003, Ezra Dabah and certain members of his family beneficially own 6,976,370 shares of the Company's Common Stock, constituting approximately 26.1% of the outstanding Common Stock. The SK Funds own 6,704,053 shares or approximately 25.2% of the outstanding Common Stock. Pursuant to the Amended Stockholders Agreement described below, Ezra Dabah, the SK Funds and certain other stockholders, who own in the aggregate a majority of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SK Funds and Ezra Dabah are able to control the election of the Company's directors. In addition, if the SK Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

STOCKHOLDERS AGREEMENT

The Children's Place and certain of its stockholders, who currently own in the aggregate a majority of the Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John F. Megrue and David J. Oddi were designated as director nominees by the SK Funds and were elected to the Board.

The Stockholders Agreement provides that the Company will not, without the affirmative vote of at least one director nominated by the SK Funds, engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its By-laws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

EXECUTIVE OFFICERS

The following table lists certain information about the current executive officers of The Children's Place:

NAME                                          AGE                           POSITION
----                                        --------   --------------------------------------------------
Ezra Dabah................................     49      Chairman of the Board of Directors and Chief
                                                       Executive Officer
Mario A. Ciampi...........................     42      Senior Vice President, Store Development and
                                                       Logistics
Seth L. Udasin............................     46      Vice President, Finance, Chief Financial Officer
                                                       and Treasurer
Steven Balasiano..........................     40      Vice President, Human Resources, General Counsel
                                                       and Corporate Secretary
Jodi Barone...............................     46      Vice President, Marketing
Richard Flaks.............................     40      Vice President, Planning and Allocation
Amy Hauk..................................     36      Vice President, Merchandising
Nina L. Miner.............................     53      Vice President, Design and Trend Development
Mark L. Rose..............................     37      Vice President, Merchandise Procurement
Susan F. Schiller.........................     42      Vice President, Store Operations

For additional information about EZRA DABAH see "Item 1: Election of Directors--Continuing Directors."

MARIO A. CIAMPI has been Senior Vice President, Store Development and Logistics since July 2000 and prior to that served as Vice President, Store Development since joining The Children's Place in June 1996. Prior to joining The Children's Place, Mr. Ciampi was a principal of a private consulting firm, specializing in retail and real estate restructuring, from 1991 to 1996, in which capacity he was retained as an outside consultant on the Company's real estate activities since 1991. Since February 2001, Mr. Ciampi also sits on the Board of Directors for the Rag Shops, Inc.

SETH L. UDASIN has been Vice President, Finance since 1994 and Chief Financial Officer and Treasurer since 1996. Since joining The Children's Place in 1983, Mr. Udasin has held various other positions, including Controller from 1988 to 1994.

STEVEN BALASIANO has been Vice President and General Counsel since joining The Children's Place in December 1995, Corporate Secretary since January 1996, and Vice President, Human Resources since 2000. Prior to joining The Children's Place, Mr. Balasiano practiced law in the New York offices of the national law firms of Stroock & Stroock & Lavan LLP from 1992 to 1995 and Kelley Drye & Warren from 1987 to 1992.

JODI BARONE has been Vice President, Marketing since October 1999 and prior to that served as Director, Marketing since 1993. Since joining The Children's Place in 1992, Ms. Barone has also held the position of Marketing Manager.

RICHARD FLAKS became Vice President, Planning and Allocation, in March 2003. Prior to joining The Children's Place, Mr. Flaks was with the Victoria's Secret Stores division of Limited Brands, Inc. from May 2001 to March 2003, most recently serving as Vice President, Planning and Allocation, and the Burdines division of Federated Department Stores, Inc. from 1997 to 2001, most recently serving as Vice President, Planning and Allocation for the Men's, Kids and Home departments. Prior to that, Mr. Flaks held various planning positions with Today's Man, Inc.

AMY HAUK has been Vice President, Merchandising since April 2002. Prior to joining The Children's Place, Ms. Hauk held various positions with different divisions of The Gap, Inc. from 1996 to 2002. These positions included Vice President of Men's Merchandising, Old Navy, from March 2001 to April 2002; Vice President of Non-Apparel, Old Navy, from December 2000 to March 2001; and Senior Director/Division Merchandise Manager, Baby Gap U.S., from December 1998 to December 2000. Prior to that, Ms. Hauk was a buyer for Sunglass Hut from 1994 to 1996 and held various positions with Macy's from 1988 to 1994.

NINA L. MINER has been Vice President, Design and Trend Development since January 2001, prior to which time she was Vice President, Trend Development since August 1998. Prior to August 1998, Ms. Miner was Vice President, Design and Product Development since joining The Children's Place in 1990. Before joining The Children's Place, Ms. Miner held various management positions at E.J. Gitano. Ms. Miner is Stanley Silverstein's daughter and Ezra Dabah's sister-in-law.

MARK L. ROSE has been Vice President, Merchandise Procurement since 1992.
Mr. Rose joined The Children's Place in 1990 and was promoted to Senior Product Buyer that year. Prior to joining The Children's Place, Mr. Rose held various positions at Macy's.

SUSAN F. SCHILLER has been Vice President, Store Operations since 1994.
Ms. Schiller began her career with The Children's Place as an Assistant Store Manager in 1985 and subsequently served in various positions, including Director of Store Communications from 1991 to 1993 and Director of Store Operations from 1993 to 1994.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation for fiscal 2002, fiscal 2001 and fiscal 2000 for the Company's Chief Executive Officer and each of its four most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                ANNUAL           COMPENSATION
                                           COMPENSATION (1)      ------------
                                         ---------------------                       ALL OTHER
                                                                  SECURITIES        COMPENSATION
                               FISCAL     SALARY       BONUS      UNDERLYING        ------------
NAME AND PRINCIPAL POSITION     YEAR        ($)         ($)      OPTIONS (#)            ($)
---------------------------   --------   ---------   ---------   ------------       ------------
Ezra Dabah .................    2002     $720,000    $      0            0            $25,500(2)
  Chairman of the Board and     2001      685,364     108,000            0             24,250(2)
  Chief Executive Officer       2000      645,371     312,500            0             24,250(2)

Mario A. Ciampi (3) ........    2002      330,006           0       22,000(4)           5,500(6)
  Senior Vice President,        2001      310,079      39,600       18,000(5)           4,250(6)
  Store Development and         2000      272,783      90,000       40,000(7)           4,250(6)
  Logistics

Nina L. Miner (8) ..........    2002      300,000           0       14,000(4)           3,698(6)
  Vice President, Design and    2001      282,686      31,500       12,000(5)           4,250(6)
  Trend Development             2000      252,761      62,816       12,000(9)           3,662(6)

Mark L. Rose ...............    2002      270,000           0       12,000(4)           4,405(6)
  Vice President,               2001      261,345      20,250       12,000(5)           4,250(6)
  Merchandise Procurement       2000      242,011      58,250       22,000(10)          4,250(6)

Susan F. Schiller ..........    2002      260,000           0       14,000(4)           5,488(6)
  Vice President, Store         2001      239,209      19,500       12,000(5)           4,250(6)
  Operations                    2000      160,004      32,000       18,000(9)           4,000(6)

------------------------

 (1) Bonuses earned in fiscal 2001 were paid in fiscal 2002. Bonuses earned in fiscal 2000 were paid in fiscal 2000. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

 (2) Reflects the value of (i) insurance premiums of $20,000 paid by the Company with respect to life insurance for the benefit of Mr. Dabah, and
     (ii) Company matching contributions of $5,500, $4,250 and $4,250, respectively in fiscal 2002, fiscal 2001 and fiscal 2000 under The Children's Place 401(k) Savings and Investment Plan.

 (3) On or about April 15, 2000, the Company made a $250,000 loan to Mr. Ciampi. The loan bore interest at the prime rate quoted by Chase Manhattan Bank and was secured by Mr. Ciampi's principal residence. This loan and accrued interest was repaid by Mr. Ciampi in September 2000.

 (4) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2003, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2003.

 (5) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2002, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2002.

 (6) Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

 (7) Of the options granted in fiscal 2000, (i) 25,000 options granted become exercisable at the rate of 20% on or after July 31, 2001, and 20% on or after the first, second, third and fourth anniversaries of July 31, 2001, and (ii) 15,000 options granted become exercisable at the rate of 20% on or after September 18, 2001, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

 (8) On or about April 15, 2000, the Company made a $500,000 loan to Ms. Miner. This loan matured on April 15, 2003, bearing interest at the prime rate quoted by Chase Manhattan Bank, and was secured by Ms. Miner's principal residence. As of February 1, 2003, the principal balance and accrued interest remaining on this loan was approximately $550,000. This loan and accrued interest was repaid as of April 3, 2003.

 (9) Each of the options granted becomes exercisable as the rate of 20% on or after September 18, 2001, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

 (10) Of the options granted in fiscal 2000, (i) 4,000 options granted become exercisable at the rate of 20% on or after September 18, 2000, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2000, and (ii) 18,000 options granted become exercisable at the rate of 20% on or after September 18, 2001 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

STOCK OPTIONS

The following table sets forth certain information concerning options granted during fiscal 2002 to Mario Ciampi, Nina Miner, Mark Rose and Susan Schiller. No options were granted during fiscal 2002 to Mr. Dabah.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR
                       NUMBER OF SECURITIES   % OF TOTAL                                 OPTION TERM (3)
                            UNDERLYING        GRANTED IN    EXERCISE    EXPIRATION   -----------------------
NAME                     OPTIONS GRANTED      FISCAL 2002   PRICE (2)      DATE          5%          10%
----                   --------------------   -----------   ---------   ----------   ----------   ----------
Mario A. Ciampi......         22,000(1)          7.39%       $10.70      10/31/12     $147,973     $374,992
Nina L. Miner........         14,000(1)          4.70%       $10.70      10/31/12       94,164      238,631
Mark L. Rose.........         12,000(1)          4.03%       $10.70      10/31/12       80,712      204,541
Susan F. Schiller....         14,000(1)          4.70%       $10.70      10/31/12       94,164      238,631

------------------------

(1) This option grant becomes exercisable at the rate of 20% on or after September 18, 2003, and 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2003.

(2) The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Stock Option Plan.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%
    compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment though the option period, and the date on which the options are exercised.

The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 2002, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                      OPTIONS AT 2/01/03              AT 2/01/03 (1)
                           ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   ---------   -----------   -------------   -----------   -------------
Ezra Dabah..............     0          $      0       99,660        $     0       $      0        $    0
Mario A. Ciampi.........     0                 0       53,600         71,400         10,920         2,730
Nina L. Miner...........     0                 0       52,280         37,600        245,812         1,820
Mark L. Rose............     0                 0      106,600         40,800        641,130         1,820
Susan F. Schiller.......   39,600        252,371       51,600         42,400          7,280         1,820

------------------------

(1) The market value of the Company's stock at the close of business on January 31, 2003 was $10.66.

EMPLOYMENT AGREEMENT--EZRA DABAH

Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996, for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $720,000, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

OTHER EMPLOYMENT AGREEMENTS

The Company has also entered into employment agreements with certain of its other executive officers which provide for the payment of severance equal to the officer's salary for a period of six to nine months following any termination without cause.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through April 15, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee for the fiscal year ended February 1, 2003, were Mr. Dabah, Mr. Elvey, Ms. Kasaks and Mr. Megrue. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below. Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKM FINANCIAL ADVISORY SERVICES

In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $151,000, $160,000 and $150,000 during fiscal 2002, fiscal 2001 and fiscal 2000, respectively.

STOCKHOLDERS AGREEMENT

The Company's stockholders agreement is described above.

LOANS TO EXECUTIVE OFFICERS

In addition to the loans made to Mr. Ciampi and Ms. Miner, as described above, on or about April 15, 2000, the Company made loans to five other officers in amounts ranging from $200,000 to $500,000. The aggregate amount of these loans, including those to Mr. Ciampi and Ms. Miner, totaled $2.2 million. The loans matured on April 15, 2001, and bore interest at the prime rate as quoted by Chase Manhattan Bank. The loans were secured by the principal residences of these executive officers. With the exception of Ms. Miner's loan, the executive loans were repaid prior to their maturity. In April 2001, the Company extended the term of Ms. Miner's loan to April 15, 2002, and in April 2002, the Company further extended the term of Ms. Miner's loan to April 15, 2003. As of February 1, 2003, approximately $550,000 was outstanding on this loan, including accrued interest. This loan to Ms. Miner and accrued interest thereon was repaid as of April 3, 2003.

SHAREHOLDER RECEIVABLE

In August 1999, the Company incurred approximately $227,000 in legal, accounting, printing and other costs for a proposed secondary offering that was subsequently canceled. SKM, Ezra Dabah and Stanley Silverstein agreed to reimburse the Company for these costs, which are included in the Company's annual report on Form 10-K as a component of other assets.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals and competitive benefits, including a participatory 401(k) Savings and Investment Plan. The Company also encourages broad-based employee ownership of the Company's Common Stock by granting stock options to employees at many levels within the Company and through the Employee Stock Purchase Plan.

The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended February 1, 2003, was $720,000, an increase of 5.1% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings; however, Mr. Dabah did not receive a performance bonus for the fiscal year ended February 1, 2003.

DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                             Submitted by the Compensation Committee

                             Ezra Dabah  Malcolm Elvey  Sally Frame Kasaks  John
                             F. Megrue

PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on January 30, 1998.

                              [PERFORMANCE GRAPH]

                        THE CHILDREN'S PLACE--
DATE                            "PLCE"            NASDAQ      RETAIL
----                    ----------------------   ---------   ---------
       1/30/98                  $100.000         $100.000    $100.000
       1/29/99                   388.008          156.494     122.031
       1/28/00                   181.608          241.016      97.793
        2/2/01                   339.300          164.012      75.197
        2/1/02                   436.209          118.674      89.608
       1/31/03                   145.768           82.779      72.908

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has selected the accounting firm of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending January 31, 2004. Deloitte & Touche LLP has served as the Company's independent public accountants since July 15, 2002. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

INFORMATION REGARDING CHANGE OF AUDITORS

On July 15, 2002, the Company made a determination not to engage Arthur Andersen LLP as its independent public accountants and appointed Deloitte & Touche LLP as its new independent accountants, effective immediately. These actions were approved by the Audit Committee of the Company's Board of Directors.

During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through July 15, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of such disagreement in its reports on the Company's consolidated financial statements for such years, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company for the fiscal years ended February 2, 2002 and February 3, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through July 15, 2002, the Company did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's consolidated financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

FEES PAID TO ACCOUNTANTS FOR SERVICES RENDERED DURING THE LAST FISCAL YEAR

AUDIT FEES

The total amount of fees billed by the Company's independent auditors for professional audit services for the fiscal year ended February 1, 2003, was approximately $220,000, which included approximately $210,000 by Deloitte & Touche LLP and $10,000 by Arthur Andersen LLP. Such services included services performed for the audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K and reviews of interim financial information included in the Company's Quarterly Reports on Form 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There were no services rendered by Deloitte & Touche LLP or Arthur Andersen LLP relating to financial information systems design and implementation for the fiscal year ended February 1, 2003.

ALL OTHER FEES

The total amount of all other fees billed by the Company's independent auditors for services rendered for the fiscal year ended February 1, 2003, was approximately $357,000, which included approximately $222,000 by Deloitte & Touche LLP and $135,000 by Arthur Andersen LLP. Such other fees included fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements but were not reported above as audit fees, as well as consultation relating to tax compliance, tax advice and tax planning. The Audit Committee has considered whether the provision of the services covered under this category "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP and has concluded that it is.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

ITEM 3: OTHER MATTERS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 2004 ANNUAL MEETING

Proposals of stockholders intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 2003, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2004 Annual Meeting.

                                            By order of the Board of Directors,

                                            Steven Balasiano
                                            Secretary

Secaucus, New Jersey
May 14, 2003

                                   EXHIBIT A
                            AUDIT COMMITTEE CHARTER

The Audit Committee (the "Committee") shall aid the Company's Board of Directors in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Company's controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company's independent public accountants and internal auditors.

COMPOSITION AND TERM. The Committee shall be a committee of the Board and shall consist of not less than two directors.

Committee members must be "independent directors" of the Company. Members of the Committee will be considered "independent" if they have no relationship to the Company that may interfere with the exercise of their judgment independent of management and the Company and would otherwise qualify as "independent directors" under the rules of the National Association of Securities Dealers. In addition, each Committee member must be "financially literate" or must achieve this status through training within six months of being appointed to the Committee. (For these purposes, "financial literacy" is the ability to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement).

The Committee members shall be selected by the Chairman of the Board and shall serve for a term of one year. Committee members may serve successive one-year terms without limitation. The Chairperson of the Committee shall be designated by the Chairman of the Board. The Chairperson must have academic training in accounting or current or past experience in a senior financial position. The Chairperson can serve successive terms in this capacity without limitation.

ADMINISTRATIVE MATTERS. The Committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than two times each year. The Committee shall report to the full Board of Directors at the first board meeting following each such Committee meeting.

The Company's independent public accountants and internal auditors shall attend at least two of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

DUTIES AND RESPONSIBILITIES. The duties of the Committee shall include the following:

    - Make recommendations to the Board of Directors as to:

      The selection of the firm of independent public accountants to examine the books and accounts of the Company and its subsidiaries for each fiscal year (including a review of the independence of the independent public accountants);

      The proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered; and

      The advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax or other matters;

    - Review the results of the quarterly reviews and the year-end audit of the Company, including:

      The audit report, the published financial statements, the management representation letter, any report on accounting procedures and internal controls prepared by the Company's independent public accountants, any other pertinent reports and management's responses thereto;

      Any material accounting issues among management, the Company's internal audit staff and the independent public accountants; and

      Other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent public accountants;

    - With respect to interim financial information, the Committee's chairman will discuss with management and the independent public accountants the quarterly review results and required communications prior to any interim filings with the SEC;

    - Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators;

    - Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Company's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company's management and approved by the Committee; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Company's internal audit staff; and review and approve the internal audit charter on a periodic basis;

    - Review the Company's policies and procedures with respect to officers' travel and entertainment expenses and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors;

    - Meet annually with the Company's general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements;

    - Make a periodic self-assessment of the Committee, including a review of the charter, using assessment tools available through third parties or developed internally;

    - Periodically review with management the Company's internal audit controls and procedures to ensure that such internal audit controls and procedures are satisfactory; and

    - Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time-to-time determine. The Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

REPORTING TO STOCKHOLDERS. The Company's annual proxy statement shall include a report of the Audit Committee (1) confirming that the Company has a formal, documented Audit Committee Charter setting forth the Committee's duties,
(2) stating whether the Committee satisfied its obligations under the Charter during the previous year, and (3) covering all other matters required by Rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the Charter at least once every three years and after any significant modification is approved by the Board of Directors.

Updated: April 2003

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 17, 2003

       The undersigned hereby appoints Ezra Dabah and Steven Balasiano, and each of them proxies, each with power of substitution, to vote for the undersigned at the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. to be held at The Children's Place, 915 Secaucus Road, Secaucus, NJ 07094, on Tuesday, June 17, 2003, at 10 o'clock A.M., local time, and at any adjournment thereof, with respect to:

                         IMPORTANT: SIGN ON OTHER SIDE

                        ANNUAL MEETING OF STOCKHOLDERS OF
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                  JUNE 17, 2003






                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.





                Please detach and mail in the envelope provided.

--------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|
--------------------------------------------------------------------------------

1. The Board of Directors has nominated the persons listed below to serve as Directors until 2006.


                                      NOMINEES

|  |  FOR ALL NOMINEES                |  | Malcolm Elvey
                                      |  | Sally Frame Kasaks

|  |  WITHHOLD AUTHORITY
      FOR ALL NOMINEES

|  |  FOR ALL EXCEPT
      (See instructions below)






INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:






--------------------------------------------------------------------------------
To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note    |  |
that changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------


Signature of Stockholder _________________________ Date:_____________


Signature of Stockholder _________________________ Date:_____________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.














                                                       FOR   AGAINST  ABSTAIN
                                                       |  |    |  |    |  |

2. To ratify the selection of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending January 31, 2004.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AT LEFT AND "FOR" PROPOSAL (2).

     The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 2002 Annual Report.


PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.